Exhibit 99.2

NOTICE OF REDEMPTION OF RADIUS GLOBAL INFRASTRUCTURE, INC. WARRANTS (CUSIP 750481 111)

Dear Warrant Holder,

Radius Global Infrastructure, Inc. (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. New York City time on December 17, 2021 (the “Redemption Date”), all of the Company’s outstanding Warrants (as defined in the Amended and Restated Warrant Instrument (the “Warrant Agreement”), dated October 2, 2020, by and between the Company, and Computershare Inc., and its wholly owned subsidiary, Computershare Trust Company, N.A., collectively as registrar (the “Registrar”), as part of the units sold in the initial public offering of Landscape Acquisition Holdings Limited (the predecessor company to Radius Global Infrastructure, Inc.) (collectively, the “Warrants”) to purchase shares of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”) for a redemption price of $0.01 per Warrant (the “Redemption Price”). Every three (3) Warrants entitle the holder thereof to purchase one (1) share of Common Stock for a purchase price of $11.50 per whole share, subject to adjustment. Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.”

The Warrants are traded on the over-the-counter market under the symbol “RADIW” and the Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RADI.” On November 19, 2021, the last reported sale price of the Warrants was $2.15 and the last reported sale price of the Common Stock was $17.96 per share.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. At 5:00 p.m. New York City time on the Redemption Date and thereafter, the Warrants will no longer be exercisable and the holders of unexercised Warrants will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.” We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants. Note that the act of exercising is VOLUNTARY, meaning holders must instruct their broker to submit the Warrants for exercise.

The Company is exercising this right to redeem the Warrants pursuant to Section 7 of the Warrant Agreement. Pursuant to Section 7.1 of the Warrant Agreement, the Company shall redeem all of the outstanding Warrants if the volume weighted average price (“Average Price”) for the Common Stock on Nasdaq as reported by Bloomberg through its “Volume at Price” functions Common Stock reported has been at least $18.00 per share for 10 consecutive trading days (the “Redemption Event”). The Average Price of the Common Stock was at least $18.00 per share for 10 consecutive trading days beginning on November 8, 2021 and ending on November 19, 2021.

Under the Warrant Agreement, the Company is required to give the Registrar prompt written notice of the occurrence of the Redemption Event and to give Warrant holders notice of the Redemption Event having occurred within 20 days of its occurrence and will redeem all Warrants that have not been exercised by no later than 30 days following the occurrence of the Redemption Event, which redemption date may be set by the Company. Any Warrant that is exercised before the date set for redemption by the Redemption Notice will not be redeemed.

EXERCISE PROCEDURE

Warrant holders have until 5:00 p.m. New York City time on the Redemption Date to exercise their Warrants to purchase shares of Common Stock. Warrants may be exercised only with cash. Every three (3) Warrants entitle the holder thereof to purchase one (1) share of Common Stock at a cash price of $11.50 per whole share (the “Exercise Price”).

Payment of the exercise funds may be made by wire transfer of immediately available funds. Wire instructions will be provided to the Depository Trust Company and will otherwise be provided upon request.

Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants since the process to exercise is VOLUNTARY.

For holders of Warrants who hold their Warrants in “street name,” the Exercise Price for the Warrants being exercised and the exercise funds must be received by the Registrar prior to 5:00 p.m. New York City time on the Redemption Date. Any such Warrant received without the exercise funds being submitted will be deemed to have been delivered for redemption at the Redemption Price of $0.01 per Warrant, and not for exercise.

PROSPECTUS

A prospectus covering the shares of Common Stock issuable upon the exercise of the Warrants is included in a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-256968) (the “SEC”). The SEC also maintains an Internet website that contains a copy of this prospectus. The address of this site is www.sec.gov. Alternatively, to obtain a copy of the prospectus, please visit our website (www.radiusglobal.com under “Filings & Financials – SEC Filings”).

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Warrants.

*********************************

Any questions you may have about redemption and exercising your Warrants may be directed to the Registrar at its address and telephone number or email address set forth below:

By Telephone:	Toll Free – 1-800-736-3001 / International – 1-781-575-3100
Email Inquiries:	web.queries@computershare.com

By Mail	By Overnight Delivery
Computershare	Computershare
P.O. Box 505000	462 South, 4th Street, Suite 1600
Louisville, KY 40233-5000	Louisville, KY 40202

Sincerely,
RADIUS GLOBAL INFRASTRUCTURE, INC.

/s/Glenn J. Breisinger
Name: Glenn J. Breisinger
Title: Chief Financial Officer

Date: November 22, 2022